EXHIBIT 4.19

101 Huntington Ave.

Prudential Center

Boston, Massachusetts 02199

(“the Building”)

SECOND AMENDMENT

January __, 2005

LANDLORD:	BP Prucenter Acquisition LLC, successor in interest to The Prudential Insurance Company of America
TENANT:	Arnold Worldwide LLC, a Delaware limited liability company, and Havas, S. A., a corporation organized under the laws of France, jointly and severally

EXISTING PREMISES:	The Existing Premises consist of the Office Premises, the Storage Premises and the First Amendment Premises.
Office Premises:	The Office Premises consist of the entirety of Floors 15-20 of the Building, the entirety of Floor 23 and the Existing 21st Floor Premises, as defined in Section B.l of the Lease.
Storage Premises:	An area on the orange level of the Garage serving the Building, and an area on the penthouse 2 level of the Building.

Each Floor of the Office Premises and each portion of the Storage Premises is shown on Exhibit D attached to the Lease.

First Amendment

Premises:	The entirety of the twenty-second (22nd) floor of the Building, consisting of 22,303 rentable square feet, substantially as shown on Exhibit A, First Amendment
ORIGINAL LEASE DATA	DATE OF LEASE	October 1, 2003
	TERMINATION DATE:	August 31, 2014
	PREVIOUS LEASE AMENDMENTS:	First Amendment dated September __, 2004

SECOND AMENDMENT PREMISES:

A portion of the twenty-first (21st) floor of the Building, consisting of 7,818 rentable square feet., substantially as shown on Exhibit A, Second Amendment, a copy of which is attached hereto and incorporated by reference herein (“Second Amendment Premises”). With the addition of the Second Amendment Premises to the Existing Premises, Tenant will be leasing the entirety of the 21st flour of the Building.

WHEREAS, Tenant desires to lease additional premises from Landlord, to wit, the Second Amendment Premises, and to make certain other changes in the terms of the above-described lease, as previously amended (the “Lease”);

WHEREAS, Landlord is willing to lease the Second Amendment Premises to Tenant and to make certain other changes to the Lease on the terms and conditions hereinafter set forth;

NOW THEREFORE, the Lease is hereby amended as follows:

1.	NEW 21st FLOOR PREMISES

The parties acknowledge that. the Second Amendment Premises are the “New 21st Floor Premises” defined in Section 3 of the First Amendment. Accordingly, the Second Amendment Premises are hereby deleted from the First Offer Space, as defined in Section 17.2 of the. Lease.

2.	DEMISE OF THE SECOND AMENDMENT PREMISES

Landlord hereby demises and leases to Tenant and Tenant hereby hires and takes from Landlord, the Second Amendment Premises for a term commencing as of the Commencement Date in respect of the Second Amendment Premises, as hereinafter defined, and terminating as of August 31, 2014. Said demise of the Second Amendment Premises shall be upon all of the terms and conditions of the Lease (including, without limitation, Tenant’s obligation to pay for electricity pursuant to Section 5.2 of the Lease, Tax Excess pursuant to Section 6.2 of the Lease, and Operating Cost Excess pursuant to Section 7.5 of the Lease), except as follows:

A.              The “Construction Start Date” for the Second Amendment Premises shall be the date that Tenant commences Tenant’s Work in the Second Amendment Premises. The Commencement Date in respect of the Second Amendment Premises shall be the earlier of (i) the Construction Start Date for the Second Amendment Premises and (ii) the date on which Landlord delivers the Second Amendment Premises to Tenant, free and clear of tenants and other occupants (but not earlier than February 1, 2005). The Rent Commencement Date in respect of the Second Amendment Premises shall be the earlier to occur of (i) ninety (90) days after the Commencement Date in respect of the Second Amendment Premises, and (ii) the day Tenant commences its business operations the Second Amendment Premises.

B.              The Annual Fixed Rent in respect of the Second Amendment Premises shall be as follows:

Time Period	Annual	Monthly	Per RSF
Rent Commencement Date in respect of the Second Amendment Premises – August 31, 2014	$269,721.00	$22,476.75	$34.50

C.              In the event that any of the provisions of the Lease are inconsistent with this Amendment or the state of facts contemplated hereby, the provisions of this Amendment shall control.

3.	CONDITION OF SECOND AMENDMENT PREMISES

Tenant shall accept the Second Amendment Premises in its AS-IS condition without any obligation on the Landlord’s part to perform any additions, alterations, improvements or other work therein or pertaining thereto, except that Landlord shall perform demolition on the existing improvements therein and deliver the Second Amendment Premises to Tenant in shell condition, as defined in Exhibit B - Second Amendment attached hereto. Any work performed by Tenant in the Second Amendment Premises (“Tenant’s Work in the Second Amendment Premises”) shall be performed in accordance with the Lease including, without limitation, Article IX thereof.

4.	LANDLORD’S ALLOWANCE WITH RESPECT TO THE SECOND
AMENDMENT PREMISES

With respect to the Second Amendment Premises only, Section 5.3 of the Lease is hereby amended to read as follows:

5.3	ALLOWANCES

(1)             Landlord’s Second Amendment Premises Allowance. As an inducement to Tenant’s entering into this Lease, Landlord shall provide to Tenant a special allowance (“Landlord’s Second Amendment Premises Allowance”) not to exceed $273,630.00, based on a rate of $35.00 per Rentable Square Foot, to be used by Tenant to pay for the cost (“Hard Costs”) of the Tenant’s Work in any portion of the Premises, and Permitted Soft Costs, as hereinafter defined. Provided that (i) Tenant has delivered to Landlord lien waivers from all persons with contracts with a value in excess of $25,000.00 who might have a lien as a result of Tenant’s Work in the Second Amendment Premises, in recordable form (Landlord acknowledging that Tenant shall not be able to obtain a lien waiver from a contractor in connection with such contractor’s first application for payment), (ii) Tenant has delivered to Landlord its certificate as to the cost of such Tenant’s Work in the Second Amendment Premises, together with evidence thereof in the form of paid invoices, receipts and the like, (iii) Tenant has made request for such payment on or before the second (2nd) anniversary of the Commencement Date in respect of the Second Amendment Premises (“Second Amendment Outside Requisition Date”), and (iv) no Event of Default of Tenant described in clauses (a) or (d) of Section 15.1 of the Lease is outstanding and no condition described in clauses (b), (e), (f), (g), (h), (i), (j), or (k) of Section 15.2 has occurred and is outstanding, then within thirty (30) days after the satisfaction of the foregoing conditions, the Landlord shall pay to the Tenant Landlord’s Share of the amount of such costs so certified up to the Landlord’s Second Amendment Premises Allowance. For purposes hereof, “Landlord’s Share” shall be a fraction, the numerator of which is the amount of Landlord’s Second Amendment Premises Allowance and the denominator of which is the estimated total cost of Tenant’s Work in the Second Amendment Premises. Notwithstanding the foregoing, if Tenant certifies to Landlord that Tenant’s Work in the Second Amendment Premises is complete, then with respect to the last requisition, Landlord shall pay Tenant the lesser of (i) the remainder of Landlord’s Second Amendment Premises Allowance and (ii) the cost of such requisition. Tenant may not submit a requisition for payment on account of Landlord’s Second Amendment Premises Allowance more than one time in any calendar month, Tenant may submit requisitions for payment to Landlord on account of Landlord’s Second Amendment Premises Allowance after the Commencement Date in respect of the Second Amendment Premises. Tenant shall have no right to any unused portion of Landlord’s Second Amendment Premises Allowance, nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under this Lease. If Landlord fails timely to pay any portion of Landlord’s Second Amendment Premises Allowance properly payable to Tenant when due, then Tenant shall have the right to deduct such amount from the next installment(s) of the Annual Fixed Rent and other charges due under the Lease.

(2)             Landlord’s Second Amendment Premises Additional Allowance. In addition to Landlord’s Allowance, Landlord shall, at Tenant’s election, provide to Tenant an additional allowance (“Landlord’s Second Amendment Premises Additional Allowance”) not to exceed $156,350.00, based on a rate of $20.00 per Rentable Square Foot, which maybe used solely for the payment of Hard Costs only. Landlord’s Second Amendment Premises Additional Allowance shall he provided to Tenant on the same terms and conditions as are applicable to Landlord’s Second Amendment Premises Allowance, except: (i) to the extent inconsistent with the provisions of this Paragraph (2), (ii) if Tenant elects to use any portion of Landlord’s Second Amendment Premises Additional Allowance, Tenant shall pay Construction Rent in accordance with Section 5.5, (iii) the Outside Requisition Date with respect to Landlord’s Second Amendment Premises Additional Allowance shall be the Second Amendment Outside Requisition Date, (iv) Tenant may submit to Landlord requisitions (“Second Amendment Premises Additional Allowance Requisitions”) for the payment of Landlord’s Second Amendment Premises Additional Allowances no more often than three times and each Second Amendment Premises Additional Allowance Requisition, other than the last one to be submitted, shall request funds at least equal to $50,000.00, and (v) Tenant shall have no right of offset if Landlord fails to pay Landlord’s Second Amendment Premises Additional Allowance.

(3)             Lavatory Allowance.With. respect to the 21st floor only, Landlord shall provide Tenant with an allowance of up to Fifty Thousand and 00/100 Dollars ($50,000.00) for each of the two lavatories on the 21st floor, for an aggregate amount of up to One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Lavatory Allowance”). The Lavatory Allowance shall be used by Tenant to pay for the cost (“Hard Costs”) of renovating and updating the lavatories on the 21st floor, including any changes to make the same compliant with all applicable law, and Permitted Soft Costs, as defined above. The Lavatory Allowance shall he disbursed in accordance with the provisions of this Section 5.3 governing the disbursement of the. Second Amendment Premises Allowance. Notwithstanding anything contained in this Lease, Tenant acknowledges that it shall be responsible, at its sole cost and expense (but subject to the application of the Lavatory Allowance), for ensuring that the lavatories on the 21st floor comply with all applicable law. Any work done by Tenant to the lavatories on the 21st Floor (the “Lavatory Work”) shall be subject to all of the terms and conditions of the Lease governing Tenant’s Work in the Second Amendment Premises.

(4)             Permitted Soft Costs. “Permitted Soft Costs” shall be defined as: (i) moving costs incurred by Tenant with respect to swing space used by Tenant in connection with the performance of Tenant’s Work in the Second Amendment Premises, provided however that Tenant may not apply more than $23,454,000 based on a rate of $3.00 per Rentable Square Foot (“Moving Costs Cap”) towards moving costs, and (ii) architectural, engineering, and cabling costs and the cost of permit fees and payment and performance bonds required hereunder and the cost of builders risk insurance, provided however, that Tenant may not apply more than $7,818,00 based on a rate of $1.00 per Rentable Square Foot (“Other Soft Costs Cap”) towards the costs descri bed in this clause (ii).

5.	CONSTRUCTION RENT WITH RESPECT TO THE SECOND AMENDMENT
PREMISES

Any amounts of Landlord’s Second Amendment Premises Additional Allowance elected by Tenant shall constitute a portion of “Landlord’s Additional Allowance” for purposes of Section 5.5 of the Lease.

6.	EXISTING 21st FLOOR PREMISES

As an additional inducement to Tenant to enter into this Second Amendment, Landlord agrees to perform demolition on the existing improvements in the Existing 21st Floor Premises at Landlord’s cost at the same time that Landlord performs the demolition of the Second Amendment Premises as provided in Section 3 above. It is the intention of the parties that Landlord will perform demolition work of the improvements in all of Tenant’s Premises on the 21st floor of the Building and deliver the Existing 21st Floor Premises to Tenant in shell condition (as defined in Exhibit B Second Amendment attached hereto) at the same time that it delivers the Second Amendment Premises to Tenant hereunder. In order to permit Landlord to accomplish this demolition work. Tenant hereby agrees to vacate all of its Premises on the 21st floor, and to remove all of its property therefrom, on or before January 16, 2005, time being of the essence.

7.	BROKER

Tenant and Landlord represent and warrant to each other that they have not directly or indirectly dealt, with respect to the leasing of the Second Amendment Premises with any broker other than GVA Thompson, Doyle, Hennessey & Stevens (the “Broker”) and covenant and agree to defend, save harmless and indemnify each other against any breach of the foregoing representation.

8.	DELETED AND INAPPLICABLE LEASE PROVISIONS

A.              Abatement Work. All of the provisions of the Lease concerning Abatement Work which are applicable to the New 21st Floor Premises shall be applicable to the Second Amendment Premises.

B.              Miscellaneous. Section 4.1(A) of the Lease and Exhibit D to the Lease and Sections 2, 4, 5, 6 and 7 of the First Amendment shall have no applicability to the Second Amendment Premises.

9.              As hereby amended, the Lease is ratified, confirmed and approved in all respects. Without limitation, the parties specifically agree that the provisions of the First Amendment concerning Landlord’s Allowances remain in full force and effect.

EXECUTED under seal as of the date first above-written.

LANDLORD:

BP PRUCENTER ACQUISITION LLC

By:	Boston Properties Limited Partnership, a Delaware limited partnership

Its:	Manager

By:   Boston Properties, Inc., a Delaware corporation

Its:	General Partner

By:___________________________.

Name:________________________

Its:___________________________

Hereunto Duly Authorized

Date Signed: __________________

TENANT:

	(	ARNOLD WORLDWIDE LLC
	(	By: Arnold Worldwide Partners LLC,
	(	its sole member
Signing	(
Jointly and	(
Severally	(	By ______________________
	(	Name:	Edmund B. Davis
	(	Title:	Chief Financial Officer
	(	Hereunto Duly Authorized
(
(
(
	(	HAVAS, S.A.
(
(
	(	By ______________________
	(	Name:
	(	Title:
	(	Hereunto Duly Authorized

Date Signed:____________________

BY ITS SIGNATURE BELOW, HAVAS, S.A. HEREBY RATIFIES AND AFFIRMS THE FIRST AMENDMENT TO THE LEASE DATED SEPTEMBER __, 2004

HAVAS, S.A.

By ______________________
Name:
Title:
Hereunto Duly Authorized

Date Signed:____________________